Exhibit 99.1

For Immediate Release

Contact:	(News Media) Tony Zehnder +1.312.396.7086
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group to Host Investor Day on December 13, 2012

Carmel, Ind., November 29, 2012 - CNO Financial Group, Inc. (NYSE: CNO) today announced that it will host its 2012 Investor Day on Thursday, December 13, 2012 from 12:15 p.m. to approximately 3:30 p.m. (ET). Members of CNO's senior management team will discuss CNO's business strategy and outlook, as well as provide insight and guidance into financial, capital and investment strategies. Management will also discuss how CNO's target market and unique distribution model position CNO for sustainable competitive advantage and future growth.

For additional information on CNO's Investor Day, please contact the Investor Relations department. Contact information can be found on the Investors section of the company's website: http://ir.CNOinc.com.

There will be a live webcast of the presentation, including presentation materials, also available on the Investors section of the company's website. A replay of the presentation will also be available for one year after the event. Participants should go to the website at least 15 minutes before the event to register and download any necessary audio software.

About CNO
CNO is a holding company. Our insurance subsidiaries - principally Bankers Life and Casualty Company, Washington National Insurance Company and Colonial Penn Life Insurance Company - serve pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

-####-